EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Iovance Biotherapeutics, Inc. on Form S-3 of our report dated February 27, 2019, with respect to our audits of the consolidated financial statements of Iovance Biotherapeutics, Inc. as of December 31, 2018 and 2017 and for each of the three years in the period ended December 31, 2018, and our report dated February 27, 2019 with respect to our audit of the effectiveness of internal control over financial reporting of Iovance Biotherapeutics, Inc. as of December 31, 2018 appearing in the Annual Report on Form 10-K of Iovance Biotherapeutics, Inc. for the year ended December 31, 2018. We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

New York, NY

August 30, 2019